Exhibit 99.1

Nutrition 21 Announces Financial Results for
 1st Quarter Fiscal Year 2011

PURCHASE, NY, November12, 2010– Nutrition 21, Inc. (OTC Bulletin Board: NXXI.OB), the developer and marketer of clinically substantiated nutritional ingredients for dietary supplements, foods and beverages, and animal nutrition, today announced financial results for the first quarter ended September 30, 2010 for the fiscal year ending June 30,2011.

The Company reported total revenues of $1.6 million for the first quarter ended September 30, 2010, compared to $2.3 million in the corresponding quarter a year ago.  Loss from continuing operations for the first quarter of fiscal year 2011 was $0.9 million, or ($0.1) per diluted common share, compared to a net loss of $0.7 million, or $(0.01) per diluted common share, in the corresponding quarter a year ago. Net income from discontinued operations for the quarter ended September 30, 2010 was $21 thousand or $ 0.00 per diluted common share, compared to netincome of $26 thousand or $0.00 per diluted common share in the comparable period a year ago.

Michael Zeher, president and chief executive officer, said, “We are pleased that our operating income from continuing operations has been positivesince the divestiture of the Branded Products Group in the second quarter of 2010, and that we continue to deliver positive EBITDA (Earnings before interest, taxes, depreciation and amortization). In short, we think that the refocusing of our energies on our core ingredients business is working according to plan.  We look forward to developing new business opportunities as we continue to work on achieving consistent profit and revenue growth."

About Nutrition 21
Nutrition 21, Inc., headquartered in Purchase, NY, is a nutritional bioscience company and holds over 30 issued and pending patents associated with chromium picolinate as well as combinations of chromium compounds with other dietary supplement ingredients.  Its ingredients are sold to leading dietary supplement, and functional food and beverage manufacturers.  For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2010. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

CONTACT:	Nutrition 21, Inc.
Alan Kirschbaum 914-701-4500

Financial Tables on following pages

NUTRITION 21, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
	September 30, 2010	June 30, 2010
	(unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$1,200	$935
Accounts receivable, net	867	1,495
Other receivables, net	259	224
Inventories, net	145	173
Other current assets	115	104
Property and equipment, net	68	57
Patents, trademarks and other intangibles, net	521	588
Other assets	309	104
TOTAL ASSETS	$3,484	$3,962

LIABILITIES AND STOCKHOLDERS' DEFICIT

Accounts payable	$536	$719
Accrued expenses	986	1,321
8% Series J convertible preferred stock subject to mandatory redemption	15,570	15,068

Total liabilities	17,092	17,108

Stockholders’ Deficit	(13,608)	(13,146)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,484	$3,962

NUTRITION 21, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,

	2010	2009

Net sales	$1,555	$2,216
Other revenues	66	94

Total Revenues	1,621	2,310

Costs and Expenses

Cost of Revenues	517	650

General and Administrative	667	980

Advertising and Promotion	228	166

Research and Development	101	79

Depreciation and Amortization	84	105

Total Costs and Expenses	1,597	1,980

Operating Income	24	330

Interest expense, net	(943)	(999)

Lossfrom Continuing Operations	(919)	(669)

Discontinued Operations, net	21	26

Net Loss	$(898)	$(643)

Basic and diluted loss per common share	$(0.01)	$(0.01)

Weighted average number of common shares – basic and diluted	123,488	72,455